250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Blake Jones Tel: (518) 415-4274

Arrow Reports $8.1 million in Q1 Net Income and Year-Over-Year Loan Growth of 8.0%

•	Total loans grew by $28.1 million in the first quarter of 2020.

•	First quarter net income was $8.1 million.

•	First quarter provision for loan losses was $2.8 million reflecting the uncertainty of the COVID-19 pandemic.

•	First quarter diluted earnings per share (EPS) of $0.54.

•	First quarter net interest income increased 8.9% over the prior-year comparable quarter.

•	COVID-19 response and update.

GLENS FALLS, N.Y. (April 24, 2020) – Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three-month period ended March 31, 2020. Net income for the first quarter of 2020 was $8.1 million, compared to $8.7 million in the first quarter of 2019. Steady loan growth continued in the first quarter of 2020, as total loans grew by $28.1 million from December 31, 2019 to $2.4 billion. Net interest income increased to $23.0 million in the first quarter of 2020, compared to $21.1 million for the comparable quarter of 2019.

In February 2020, Arrow's Business Continuity Task Force deployed its pandemic plan for the impending arrival of the novel coronavirus (COVID-19) to Upstate New York. Since then, a team of more than 25 members, representing leadership from across our organization and chaired by our Chief Operating Officer, has overseen a robust and expansive effort to protect our employees, customers and communities while continuing to deliver essential banking services. Our efforts have included limiting access to our facilities, the incorporation of social distancing and remote work for a large portion of our personnel.

Arrow remains fully engaged in its COVID-19 response, with a growing focus on hardship assistance and relief programs.

“While the full impact of COVID-19 remains to be seen, we remain committed in our mission to connect meaningfully with our customers and deliver essential financial services during this pandemic,” said Thomas J. Murphy, President and CEO. “Throughout our history, in periods of planned growth and unexpected adversity, our Company has remained true to its community banking roots. In these uncertain times, we return to those core values and enter this crisis with a strong financial position from which we will manage our response.”

The following expands on our COVID-19 response:

COVID-19 Safety Measures: In mid-March, Arrow limited access at all facilities to appointment-only, encouraging customers to use no-contact alternatives such as digital banking, drive-ins and ATMs. Also in March, Arrow expanded remote work arrangements for a large portion of its employee base, discontinued employee travel, minimized in-person meetings, and implemented social distancing for essential employees who remained on-site. In addition, we have increased cleaning and sanitizing of our locations. We believe these measures have helped to keep our workforce healthy and aided in community efforts to slow the spread of the COVID-19 virus.

COVID-19 Customer Support: Another significant and growing aspect of Arrow’s COVID-19 response has been support for customers experiencing financial hardship due to the mandated closure of non-essential businesses in New York State and resulting rise in unemployment. As of the date of this press release, we continue to work with individuals and businesses seeking temporary financial assistance.

Demand for the Small Business Administration’s Paycheck Protection Program has been significant. Both of our subsidiary banks are proudly participating in the program as a way to deliver relief for small businesses in our markets. The effort involves the processing of a large volume of Paycheck Protection Program applications in a narrow window of time. As a result, we have reinforced our lending team with resources and support from across the Company in order to rapidly deliver funding for our customers.

COVID-19 Operational Impact: While COVID-19 did not have a material adverse effect on our first quarter 2020 financial results, we are actively monitoring the impact of the pandemic on our business and results of operations. Currently, all of our locations, including our subsidiary banks' branches, remain open and capable of meeting our customer needs. However, the Company expects with the slowing economy and deteriorating economic outlook, increased unemployment and decreased consumer and commercial spending, that there may be adverse effects on, among other things, our customer deposits, the ability of our borrowers to satisfy their obligations, a decline in the demand for loans and our other financial products and services which may negatively impact the Company. Although the Company has, and will continue to take steps to mitigate against the impact of the pandemic on its operations, it cannot provide any assurance that these actions will be successful.

The following expands upon our first-quarter results:

Cash and Stock Dividends: On March 13, 2020, the Company distributed a cash dividend of $0.26 per share. The cash dividend was 3% higher than the cash dividend paid by the Company in the first quarter of 2019 when adjusted for the 3% stock dividend distributed on September 27, 2019.

Loan Growth: Total loans reached $2.4 billion as of March 31, 2020, which represents an increase of $179.0 million, or 8.0% from March 31, 2019. The consumer loan portfolio grew by $77.9 million, or 10.4%, as compared to March 31, 2019, primarily within the indirect automobile lending program. Total outstanding residential real estate loans increased $54.5 million, or 6.3%, as compared to March 31, 2019. Total outstanding commercial loans increased $46.6 million, or 7.4%, as compared to March 31, 2019.

Deposit Growth: At March 31, 2020, deposit balances reached $2.8 billion, up $320.9 million, or 12.9%, from the prior-year level. Noninterest-bearing deposits represented 17.4% of total deposits at March 31, 2020, compared to 18.2% of total deposits on March 31, 2019. At March 31, 2020, other time deposits were $245.9 million, a decrease of $17.1 million compared to the prior year. Municipal deposits increased $174.7 million, or 28.1% from March 31, 2019. Total combined Federal Home Loan Bank Overnight and Term Advances declined $110.0 million from December 31, 2019.

Net Interest Income: First quarter 2020 net interest income increased to $23.0 million, up 8.9% from $21.1 million in the comparable quarter of 2019. The net interest margin was 3.05% for the quarter, compared to 3.01% for the first quarter of 2019. The increase in net interest margin from the prior year was primarily the result of the increase in the deposit balances as described above, combined with the decrease in market rates. The yield on earning assets has been consistent between years, with increased loan yields offset by declining yields on investments.

Noninterest Income: Noninterest income for the three months ended March 31, 2020 was $7.7 million, compared to $6.9 million in the comparable 2019 quarter. For the first quarter of 2020, the fair value of equity securities at March 31, 2020 decreased $374 thousand. In addition, income of $866 thousand related to commercial loan originations was recorded in the first quarter of 2020.

Noninterest Expense: Noninterest expense for the first quarter of 2020 increased 6.6% to $17.8 million, from $16.7 million for the first quarter of 2019. Salaries and benefits increased $1.1 million, which was primarily the result of increased cost of health insurance benefits.

Provision for Income Taxes: The provision for income taxes was $2.0 million for the first quarter of 2020, compared to $2.2 million for the same quarter of 2019. The effective income tax rates for the three-month periods ended March 31, 2020 and 2019 were 20.1% and 19.8%, respectively.

Asset Quality: Asset quality remained strong at March 31, 2020, with continued low levels of nonperforming loans and net charge-offs. Nonperforming loans at March 31, 2020, were $5.5 million, up $168 thousand from the level at March 31, 2019. Net charge-offs, expressed as an annualized percentage of average loans outstanding, were 0.05% for the three-month period ended March 31, 2020, consistent with March 31, 2019. The allowance for loan losses was $23.6 million at March 31, 2020, which represented 0.98% of loans outstanding, as compared to 0.91% at March 31, 2019. Loan loss provision expense for the first quarter of 2020 was $2.8 million, up $2.3 million from the provision for loan losses for the comparable 2019 quarter. Although credit quality remains very strong, the increase in loss provision for loan losses reflects the uncertainty resulting from the COVID-19 pandemic. As permitted by the Coronavirus Aid, Relief, and Economic Security ("CARES") Act, Arrow has elected to defer the adoption of the Current Expected Credit Losses ("CECL") methodology in determining credit losses.

Liquidity: At March 31, 2020, Arrow’s liquidity position was strong, and provides flexibility to address unexpected near-term disruptions that may develop as a result of the COVID-19 pandemic, such as: reduced cash-flows from the investment and loan portfolios and aggressive funding of programs associated with response efforts, including the Small Business Administration’s Paycheck Protection Program.  Interest-bearing cash balances at March 31, 2020 were $106.0 million compared to $25.0 million at March 31, 2019.  Contingent collateralized lines of credit are established and available through the FHLBNY and FRB, totaling $1.2 billion.  Arrow also has additional liquidity options available to it including unsecured lines of credit, such as Fed Funds and brokered markets.

Capital: Total stockholders’ equity was $309.4 million at March 31, 2020, up $32.8 million, or 11.9%, from the comparable quarter of 2019. Arrow's capital reserves are well positioned to address the uncertainties related to the COVID-19 pandemic. Arrow's consistent earnings and measured dividend practices have created strong capital reserves. Since Arrow adopted the Community Bank Leverage Ratio (CBLR) framework for the first quarter of 2020 and Arrow's CBLR ratio of 9.87% exceeded the 9.0% regulatory minimum rate, Arrow is no longer required to compute or report any other capital ratios. Because the Company and both its subsidiary banks report a CBLR in excess of 9.0%, it is considered to have met the "well capitalized" regulatory standard.

Industry Recognition: Both of the Company's banking subsidiaries, Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company, continue to hold BauerFinancial, Inc. 5-Star Superior Bank rating.
_________

About Arrow: Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include Upstate Agency, LLC and North Country Investment Advisers, Inc.

Non-GAAP Financial Measures Reconciliation: In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. Certain non-GAAP financial measures include: tangible equity, return on tangible equity, tax-equivalent adjustment and related net interest income, tax-equivalent, and the efficiency ratio. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Selected Quarterly Information."

Safe Harbor Statement: The information contained in this news release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future, including, in particular, statements regarding the uncertainty surrounding the COVID-19 pandemic. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended March 31,
	2020	2019
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$24,874	$22,403
Interest on Deposits at Banks	124	195
Interest and Dividends on Investment Securities:
Fully Taxable	2,193	2,369
Exempt from Federal Taxes	1,035	1,246
Total Interest and Dividend Income	28,226	26,213
INTEREST EXPENSE
Interest-Bearing Checking Accounts	487	482
Savings Deposits	2,471	1,601
Time Deposits over $250,000	533	396
Other Time Deposits	1,000	713
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	22	22
Federal Home Loan Bank Advances	429	1,594
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	228	269
Interest on Financing Leases	50	15
Total Interest Expense	5,220	5,092
NET INTEREST INCOME	23,006	21,121
Provision for Loan Losses	2,772	472
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	20,234	20,649
NONINTEREST INCOME
Income From Fiduciary Activities	2,213	2,107
Fees for Other Services to Customers	2,451	2,402
Insurance Commissions	1,632	1,719
Net (Loss) Gain on Securities Transactions	(374)	76
Net Gain on Sales of Loans	213	104
Other Operating Income	1,559	479
Total Noninterest Income	7,694	6,887
NONINTEREST EXPENSE
Salaries and Employee Benefits	10,383	9,319
Occupancy Expenses, Net	1,449	1,420
Technology and Equipment Expense	3,352	3,141
FDIC Assessments	219	212
Other Operating Expense	2,351	2,560
Total Noninterest Expense	17,754	16,652
INCOME BEFORE PROVISION FOR INCOME TAXES	10,174	10,884
Provision for Income Taxes	2,047	2,150
NET INCOME	$8,127	$8,734
Average Shares Outstanding [1]:
Basic	14,996	14,903
Diluted	15,026	14,956
Per Common Share:
Basic Earnings	$0.54	$0.59
Diluted Earnings	0.54	0.58
[1] 2019 Share and Per Share Amounts have been restated for the September 27, 2019, 3% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts - Unaudited)

	March 31, 2020		December 31, 2019		March 31, 2019
ASSETS
Cash and Due From Banks	$32,525		$47,035		$36,198
Interest-Bearing Deposits at Banks	106,004		23,186		25,031
Investment Securities:
Available-for-Sale at Fair Value	378,186		357,334		298,812
Held-to-Maturity (Approximate Fair Value of $242,804 at March 31, 2020; $249,618 at December 31, 2019; and $280,414 at March 31, 2019)	238,520		245,065		279,400
Equity Securities	1,689		2,063		1,850
FHLB and Federal Reserve Bank Stock	5,379		10,317		7,878
Loans	2,414,193		2,386,120		2,235,208
Allowance for Loan Losses	(23,637)		(21,187)		(20,373)
Net Loans	2,390,556		2,364,933		2,214,835
Premises and Equipment, Net	40,987		40,629		34,949
Goodwill	21,873		21,873		21,873
Other Intangible Assets, Net	1,640		1,661		1,777
Other Assets	73,973		70,179		62,280
Total Assets	$3,291,332		$3,184,275		$2,984,883
LIABILITIES
Noninterest-Bearing Deposits	$489,151		$484,944		$453,089
Interest-Bearing Checking Accounts	793,425		689,221		823,301
Savings Deposits	1,146,683		1,046,568		866,861
Time Deposits over $250,000	135,854		123,968		83,834
Other Time Deposits	245,892		271,353		263,012
Total Deposits	2,811,005		2,616,054		2,490,097
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	57,909		51,099		58,407
Federal Home Loan Bank Overnight Advances	—		130,000		74,500
Federal Home Loan Bank Term Advances	50,000		30,000		35,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000		20,000		20,000
Finance Leases	5,249	—	5,254	—	2,946
Other Liabilities	37,771		30,140		27,324
Total Liabilities	2,981,934		2,882,547		2,708,274
STOCKHOLDERS’ EQUITY
Preferred Stock, $1 Par Value and 1,000,000 Shares Authorized at March 31, 2020 and December 31, 2019; $5 Par Value and 1,000,000 Shares Authorized at March 31, 2019	—		—		—
Common Stock, $1 Par Value; 30,000,000 Shares Authorized at March 31, 2020 and December 31, 2019 and 20,000,000 Shares Authorized at March 31, 2019 (19,606,449 Shares Issued at March 31, 2020 and December 31, 2019 and 19,035,565 at March 31, 2019)	19,606		19,606		19,035
Additional Paid-in Capital	336,021		335,355		315,262
Retained Earnings	37,441		33,218		34,231
Unallocated ESOP Shares (None at March 31, 2020 and December 31, 2019 and 5,501 Shares at March 31, 2019)	—		—		(100)
Accumulated Other Comprehensive Loss	(2,412)		(6,357)		(11,567)
Treasury Stock, at Cost (4,624,348 Shares at March 31, 2020; 4,608,258 Shares at December 31, 2019 and 4,556,083 Shares at March 31, 2019)	(81,258)		(80,094)		(80,252)
Total Stockholders’ Equity	309,398		301,728		276,609
Total Liabilities and Stockholders’ Equity	$3,291,332		$3,184,275		$2,984,883

Arrow Financial Corporation Selected Quarterly Information (Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Net Income	$8,127	$9,740	$10,067	$8,934	$8,734
Transactions in Net Income (Net of Tax):
Net Changes in Fair Value of Equity Investments	(279)	50	109	—	57

Share and Per Share Data:[1]
Period End Shares Outstanding	14,982	14,998	14,969	14,949	14,909
Basic Average Shares Outstanding	14,996	14,978	14,955	14,922	14,903
Diluted Average Shares Outstanding	15,026	15,026	14,991	14,963	14,956
Basic Earnings Per Share	$0.54	$0.65	$0.67	$0.60	$0.59
Diluted Earnings Per Share	0.54	0.65	0.67	0.60	0.58
Cash Dividend Per Share	0.260	0.260	0.252	0.252	0.252

Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	$32,787	$28,880	$27,083	$25,107	$26,163
Investment Securities	603,748	582,982	545,073	584,679	611,161
Loans	2,394,346	2,358,110	2,308,879	2,255,299	2,210,642
Deposits	2,670,009	2,607,421	2,472,528	2,436,290	2,347,985
Other Borrowed Funds	170,987	177,877	231,291	250,283	327,138
Shareholders' Equity	306,527	296,124	289,016	280,247	272,864
Total Assets	3,180,857	3,113,114	3,023,043	2,997,458	2,977,056
Return on Average Assets, annualized	1.03%	1.24%	1.32%	1.20%	1.19%
Return on Average Equity, annualized	10.66%	13.05%	13.82%	12.79%	12.98%
Return on Average Tangible Equity, annualized [2]	11.55%	14.18%	15.05%	13.96%	14.22%
Average Earning Assets	$3,030,881	$2,969,972	$2,881,035	$2,865,085	$2,847,966
Average Paying Liabilities	2,362,515	2,293,804	2,213,642	2,235,462	2,224,403
Interest Income	28,226	28,367	27,952	27,227	26,213
Tax-Equivalent Adjustment [3]	288	321	344	376	373
Interest Income, Tax-Equivalent [3]	28,514	28,688	28,296	27,603	26,586
Interest Expense	5,220	5,449	5,649	5,520	5,092
Net Interest Income	23,006	22,918	22,303	21,707	21,121
Net Interest Income, Tax-Equivalent [3]	23,294	23,239	22,647	22,083	21,494
Net Interest Margin, annualized	3.05%	3.06%	3.07%	3.04%	3.01%
Net Interest Margin, Tax-Equivalent, annualized [3]	3.09%	3.10%	3.12%	3.09%	3.06%

Efficiency Ratio Calculation: [4]
Noninterest Expense	$17,754	$17,099	$16,791	$16,908	$16,652
Less: Intangible Asset Amortization	58	60	61	44	79
Net Noninterest Expense	$17,696	$17,039	$16,730	$16,864	$16,573
Net Interest Income, Tax-Equivalent	$23,294	$23,238	$22,647	$22,083	$21,494
Noninterest Income	7,694	7,081	7,691	6,896	6,887
Less: Net Changes in Fair Value of Equity Invest.	(374)	67	146	—	76
Net Gross Income	$31,362	$30,252	$30,192	$28,979	$28,305
Efficiency Ratio	56.42%	56.32%	55.41%	58.19%	58.55%

Period-End Capital Information:
Total Stockholders' Equity (i.e. Book Value)	$309,398	$301,728	$292,228	$284,649	$276,609
Book Value per Share [1]	20.65	20.12	19.52	19.04	18.55
Goodwill and Other Intangible Assets, net	23,513	23,534	23,586	23,603	23,650
Tangible Book Value per Share [1,2]	19.08	18.55	17.95	17.46	16.97

Capital Ratios:[5]
Community Bank Leverage Ratio	9.87%
Tier 1 Leverage Ratio		9.98%	10.04%	9.88%	9.73%
Common Equity Tier 1 Capital Ratio		12.94%	12.93%	12.99%	12.98%
Tier 1 Risk-Based Capital Ratio		13.83%	13.85%	13.93%	13.95%
Total Risk-Based Capital Ratio		14.78%	14.81%	14.91%	14.93%

Assets Under Trust Admin. & Investment Mgmt.	$1,342,531	$1,543,653	$1,485,116	$1,496,966	$1,483,259

Arrow Financial Corporation
Selected Quarterly Information - Continued
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Footnotes:

1.	Share and Per Share Data have been restated for the September 27, 2019, 3% stock dividend.

2.
Non-GAAP Financial Measures Reconciliation: Tangible Book Value and Tangible Equity exclude goodwill and other intangible assets, net from total equity.  These are non-GAAP financial measures which Arrow believes provides investors with information that is useful in understanding its financial performance.

		3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
	Total Stockholders' Equity (GAAP)	$309,398	$301,728	$292,228	$284,649	$276,609
	Less: Goodwill and Other Intangible assets, net	23,513	23,534	23,586	23,603	23,650
	Tangible Equity (Non-GAAP)	$285,885	$278,194	$268,642	$261,046	$252,959

	Period End Shares Outstanding	14,982	14,998	14,969	14,949	14,909
	Tangible Book Value per Share (Non-GAAP)	$19.08	$18.55	$17.95	$17.46	$16.97
	Net Income	8,127	9,740	10,067	8,934	8,734
	Return on Average Tangible Equity (Net Income/Tangible Equity - Annualized)	11.55%	14.18%	15.05%	13.96%	14.22%

3.
Non-GAAP Financial Measures Reconciliation: Net Interest Margin, Tax-Equivalent is the ratio of our annualized tax-equivalent net interest income to average earning assets. This is also a non-GAAP financial measure which Arrow believes provides investors with information that is useful in understanding its financial performance.

		3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
	Interest Income (GAAP)	$28,226	$28,367	$27,952	$27,227	$26,213
	Add: Tax-Equivalent adjustment (Non-GAAP)	288	321	344	376	373
	Interest Income - Tax Equivalent (Non-GAAP)	$28,514	$28,688	$28,296	$27,603	$26,586
	Net Interest Income (GAAP)	$23,006	$22,918	$22,303	$21,707	$21,121
	Add: Tax-Equivalent adjustment (Non-GAAP)	288	321	344	376	373
	Net Interest Income - Tax Equivalent (Non-GAAP)	$23,294	$23,239	$22,647	$22,083	$21,494
	Average Earning Assets	$3,030,881	$2,969,972	$2,881,035	$2,865,085	$2,847,966
	Net Interest Margin (Non-GAAP)*	3.09%	3.10%	3.12%	3.09%	3.06%

4.
Non-GAAP Financial Measures: Financial Institutions often use the "efficiency ratio", a non-GAAP ratio, as a measure of expense control. Arrow believes the efficiency ratio provides investors with information that is useful in understanding its financial performance. Arrow defines efficiency ratio as the ratio of noninterest expense to net gross income (which equals tax-equivalent net interest income plus noninterest income, as adjusted).

5.
For the current quarter, the CBLR in the table above is an estimation. The previous Total Risk-Weighted Assets and Common Equity Tier 1 Capital amounts listed in the table below reflect actual results. The CBLR at March 31, 2020 listed above (i.e., 9.87%) exceeds the required minimum CBLR (i.e., 9.00%).

		3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
	Community Bank Leverage Ratio	9.87%
	Total Risk Weighted Assets		$2,237,127	$2,184,214	$2,121,541	$2,075,115
	Common Equity Tier 1 Capital		289,409	282,485	275,528	269,363
	Common Equity Tier 1 Ratio		12.94%	12.93%	12.99%	12.98%

* Quarterly ratios have been annualized

Arrow Financial Corporation Consolidated Financial Information (Dollars in Thousands - Unaudited)

Quarter Ended:	3/31/2020	12/31/2019	3/31/2019
Loan Portfolio
Commercial Loans	$147,100	$150,660	$133,276
Commercial Real Estate Loans	526,130	510,541	493,387
Subtotal Commercial Loan Portfolio	673,230	661,201	626,663
Consumer Loans	824,709	811,198	746,799
Residential Real Estate Loans	916,254	913,721	861,746
Total Loans	$2,414,193	$2,386,120	$2,235,208
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$21,187	$20,931	$20,196
Loans Charged-off	(481)	(503)	(462)
Less Recoveries of Loans Previously Charged-off	159	125	167
Net Loans Charged-off	(322)	(378)	(295)
Provision for Loan Losses	2,772	634	472
Allowance for Loan Losses, End of Quarter	$23,637	$21,187	$20,373
Nonperforming Assets
Nonaccrual Loans	$4,943	$4,005	$5,143
Loans Past Due 90 or More Days and Accruing	437	253	64
Loans Restructured and in Compliance with Modified Terms	136	143	141
Total Nonperforming Loans	5,516	4,401	5,348
Repossessed Assets	160	139	123
Other Real Estate Owned	782	1,122	1,321
Total Nonperforming Assets	$6,458	$5,662	$6,792
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.05%	0.06%	0.05%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.47%	0.11%	0.09%
Allowance for Loan Losses to Period-End Loans	0.98%	0.89%	0.91%
Allowance for Loan Losses to Period-End Nonperforming Loans	428.52%	481.41%	380.95%
Nonperforming Loans to Period-End Loans	0.23%	0.18%	0.24%
Nonperforming Assets to Period-End Assets	0.20%	0.18%	0.23%